Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Reports FY20 Fourth Quarter and Improved Full-Year Operating Results

Generates Strong Free Cash Flow and Reduces Debt, Net of Cash, by $207 million, or 30 percent in FY20

Provides Business Outlook and Establishes First Quarter Guidance for FY21

Expects Strong Year Over Year First Quarter FY21 Earnings Per Share Growth

Anoka, Minnesota, May 7, 2020 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and full Fiscal Year 2020 (FY20), which ended on March 31, 2020, provided an update on its business operations and announced a realignment of its reporting segments to better reflect the Company's strategic focus.

“Our results exceeded our expectations for the fourth quarter and full fiscal year," said Chris Metz, Vista Outdoor Chief Executive Officer.  "In this challenging environment brought on by the COVID-19 pandemic, we delivered strong financial performance, met our revenue expectations, and exceeded our expectations for adjusted EPS and free cash flow. Overall, the impact of the COVID-19 pandemic on our operations in the fourth quarter was minimal.  We experienced stronger than expected demand in many of our categories, including commercial ammunition, bicycle helmets and accessories, and outdoor cooking.  Looking forward, we believe that our stronger operating fundamentals, improved balance sheet and financial flexibility will help us respond to this uncertain environment and seize opportunities where they arise.”

"As many of our operations are designated as essential by the US government, the health and safety of our employees remains our first and foremost focus. I would like to thank every Vista Outdoor employee for their incredible efforts during these unprecedented times and for their commitment to a founder's mentality and to Vista Outdoor's mission to bring the world outside. Our teams have worked tirelessly to safeguard the health of our employees, support customer demand, and deliver on our strategic priorities. Vista Outdoor has deep experience navigating, adapting to and overcoming challenges," said Metz.

Fiscal Year 2020
In the second quarter of FY20, Vista Outdoor completed the sale of its firearms business for $170 million. The completion of this divestiture was a critical step in the Company’s strategic portfolio reshaping and allowed the Company to further paydown debt and free up capital to invest in product categories where the Company believes it can be a market leader.

The Company modified its segment reporting to better reflect its strategic focus. The Company’s two new reportable segments are Shooting Sports and Outdoor Products. The Shooting Sports reporting segment consists of the Company’s Ammunition and Hunting and Shooting Accessories business units, which include the Company’s Federal, CCI, Speer ammunition brands, as well as Bushnell Optics, Primos, BLACKHAWK! and Eagle hunting and shooting-related brands, among others. The Outdoor Products reporting segment consists of the Company’s Action Sports and Outdoor Recreation business units, which include the Company’s Bell/Giro, CamelBak, Camp Chef and Bushnell Golf brands, among others. The Company’s reported fourth quarter and full year

FY20 results reflect these two new reporting segments. To assist in the analysis and understanding of the new segment structure, the Company is providing selected recast financial data for the fourth quarter and full year of 2020, 2019 and 2018 in its earnings presentation slides, available on the Investor Relations section of the Company’s website, reflecting the new reporting segments. These changes have no impact on the Company’s previously reported consolidated balance sheet, statement of income, or cash flows.

For the fourth quarter ended March 31, 2020

•
Sales were $426 million, down 17 percent from the prior year quarter, or down 8 percent adjusted for the sale of the firearms business in the second quarter of fiscal year 2020. The decline in our organic business was due to a large international order in the prior year quarter, and lower sales in hydration and hunting and shooting accessories in the quarter.

•
Gross profit was $84.6 million, down 15 percent from the prior year quarter. Adjusted gross profit was $85.4 million, down 17 percent from the prior year quarter, or down 3 percent adjusted for the sale of firearms, due to lower volumes. The adjusted organic gross profit margin increased by 116 bps from the prior year quarter.

•
Operating expenses were $232 million, compared with $136 million in the prior year quarter. Adjusted operating expenses were $74 million, compared with $92 million in the prior year quarter, and down 12 percent adjusted for the sale of firearms, due to benefits from cost savings initiatives and lower overall selling costs.

•
Earnings before interest and taxes (EBIT) was $(147) million, compared with $(36) million in the prior year quarter. Adjusted EBIT was $11.1 million, or up 4 percent, compared with $10.7 million in the prior year quarter, and was up 237 percent on an organic basis adjusted for the sale of firearms, due to increased efficiency and cost savings initiatives.

•	Interest expense decreased to $7 million, compared with $11 million in the prior year quarter, due to overall lower debt balance, and overall lower interest rate.

•
Tax rate was 9 percent, compared with (3) percent in the prior year quarter. The tax variance is due to the impact of the nondeductible goodwill impairment charge and change in valuation allowance. The adjusted tax rate was (56) percent, compared with 170 percent in the prior year quarter. The adjusted tax variance is due to the release of uncertain tax positions in the current period and the impact of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

•
Fully diluted earnings per share (EPS) was $(2.44), compared with $(0.84) in the prior year quarter, due to a goodwill and indefinite lived intangible asset impairment charges of $156 million recognized in the fourth quarter, and an impairment charge of $36 million on held for sale assets in the prior year quarter. Adjusted EPS was $0.11, compared with $0.01 in the prior year quarter, primarily due to a customer bankruptcy related write-off the Company recorded in the prior year quarter, the benefit of cost savings initiatives, and a favorable tax rate.

For the fourth quarter ended March 31, 2020 Operating Segment Results

Shooting Sports

•	Sales were $295 million, down 21 percent from the prior year quarter, or down 8 percent over the prior year quarter adjusted for the sale of firearms.

•
Gross profit was $54 million, down 17 percent from the prior year quarter, up 8 percent adjusted for the sale of firearms. The gross profit margin was 18 percent, a 70 bps increase compared with the prior year quarter, and was up 270 bps from the prior year quarter adjusted for the sale of firearms.

•	EBIT was $22 million, up 26 percent from the prior year quarter, and was up 116 percent from the prior year quarter adjusted for the sale of firearms.

Outdoor Products

•
Sales were $132 million, down 9 percent from the prior year quarter, due to continued lower demand across the segment for the majority of the quarter and headwinds in the retail channel as a result of COVID-19 related restrictions, partially offset by increased demand in bicycle helmets and accessories and outdoor cooking near the end of the quarter.

•	Gross profit was $32 million, down 16 percent from the prior year quarter. Gross profit margin was 24 percent, down 224 bps from the prior year quarter.

•	EBIT was $4 million, down 49 percent compared with the prior year quarter.

For the fiscal year ended March 31, 2020

•
Sales were $1.76 billion, down 15 percent from the prior fiscal year, and down 5 percent adjusted for divested businesses, due to a large international order in the prior year and lower demand for hunting and shooting accessories and in the Outdoor Products segment throughout the year.

•
Gross profit was $359 million, down 14 percent from the prior fiscal year. Adjusted gross profit was $360 million, compared with $432 million in the prior fiscal year, due to the sale of firearms, increased promotional activity and lower sales volumes in Outdoor Products. The adjusted organic gross profit margin increased by 62 bps compared to the prior fiscal year.

•
Operating expenses were $491 million, compared with $1.03 billion in the prior fiscal year. The decrease was due to goodwill, intangible and held for sale asset impairment charges of $621 million recognized in the prior fiscal year, and goodwill and indefinite lived intangibles asset impairment charges of $156 million recognized in the current fiscal year. Adjusted operating expenses were $314 million compared with $371 million in the prior fiscal year, or down 6 percent adjusted for the sale of firearms, due to benefits of cost savings initiatives and lower overall selling costs.

•	EBIT was $(132) million, compared with $(617) million from the prior fiscal year. Adjusted organic EBIT was $45 million, or up 41 percent, compared with $32 million from the prior fiscal year.

•
Interest expense was $39 million, compared with $57 million in the prior fiscal year. Adjusted interest expense was $35 million, or down 33 percent, compared to $51 million in the prior fiscal year, due to an overall lower average interest rate and lower debt balance.

•
Tax rate was 9 percent, compared with 4 percent in the prior fiscal year. The adjusted tax rate was (22) percent, compared with 14 percent in the prior fiscal year. The tax variance is due to the release of uncertain tax positions in the current period and the impact of the CARES Act.

•
EPS was $(2.68), compared with $(11.27) in the prior fiscal year. Adjusted EPS was $0.24, or up 71 percent, compared with $0.14 in the prior fiscal year, due to benefits from cost savings initiatives and a favorable tax rate.

•
Cash flow provided by operating activities was $77 million, compared to $97 million in the prior fiscal year. Free cash flow generation was $59 million, compared to $79 million in the prior fiscal year, due to overall improved cash management activities and net working capital efficiencies.

For the fiscal year ended March 31, 2020 Operating Segment Results

Shooting Sports

•	Sales were $1.19 billion, down 16 percent from the prior fiscal year, or down 5 percent over the prior fiscal year adjusted for the sale of firearms.

•
Gross profit was $211 million, down 16 percent from the prior fiscal year, up 1 percent adjusted for the sale of firearms. The gross profit margin was 18 percent, and was flat to the prior fiscal year, and was up 99 bps from the prior fiscal year adjusted for the sale of firearms.

•	EBIT was $80 million, or down 12 percent from the prior fiscal year, and was up 16 percent when compared with the prior year adjusted for the sale of firearms.

Outdoor Products

•
Sales were $567 million, down 13 percent from the prior fiscal year, and excluding the results from the Company's eyewear business unit, which was divested in the second quarter of fiscal year 2019, sales were down 5 percent over the prior fiscal year.

•
Gross profit was $149 million, down 17 percent from the prior fiscal year, and down 5 percent excluding the results from eyewear. The gross profit margin was 26 percent, down 143 bps from the prior fiscal year, and was flat compared with the prior fiscal year, adjusted for the sale of eyewear.

•	EBIT was $30 million, down 14 percent from the prior fiscal year, and was up 5 percent adjusted for the sale of eyewear.

The Company will provide additional information in its Form 10-K, which will be filed this month. Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook
“As we begin fiscal year 2021, we are closely monitoring consumer purchasing behavior due to the uncertainty caused by COVID-19. At this time, we believe it is prudent to set expectations only for the first quarter of fiscal year 2021," said Metz. "We will revisit guidance for the remainder of the year at a later date. We believe that the profitability improvements we have undertaken over the past two years, combined with our significantly reduced leverage and more flexible balance sheet, put us in a strong position going into fiscal year 2021. The solid foundation that we have built will allow us to navigate these uncertain times while continuing to generate profitable revenue and provide our core consumers with the innovative products that they depend on for their outdoor pursuits.”

Vista Outdoor Establishes First Quarter FY21 financial guidance

•	Sales in a range of $370 million to $400 million, compared with $460 million in the prior year quarter, which includes $24 million in revenue from divested businesses.

•	Earnings per Share (EPS) in a range of ($0.05) to $0.00 or breakeven, compared with ($0.29) of GAAP EPS and ($0.08) of Adjusted EPS in the prior year quarter.

The Company expects to generate first quarter free cash flows better than the prior year quarter.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its business operations, FY20 financial results and an update on business outlook on May 7, 2020, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 3381529.

Reconciliation of Non-GAAP Financial Measures
 The adjusted gross profit, adjusted operating expenses, adjusted operating profit (earnings before interest, tax and other) (operating profit), adjusted other income/(expense), adjusted EBIT (earnings before interest and income tax), adjusted interest expense, adjusted taxes, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, operating profit, other income / (expense), EBIT, interest expense, taxes, tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, executive transition costs, restructuring and asset impairment costs, debt issuance costs, goodwill and intangibles impairment, impairment of held-for-sale assets, tax valuation allowance, and transformation costs. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating profit, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses these measures internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ended
March 31, 2020	Gross Profit	Operating Expenses	Operating Profit	Other Expense	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$84,634	$232,092	$(147,458)	$—	$(147,458)	$(6,980)	$(13,224)	8.6%	$(141,214)	$(2.44)
Transaction costs	—	(161)	161	—	161	—	39		122	—
Executive transition	—	(1,370)	1,370	—	1,370	—	329		1,041	0.02
Goodwill and intangibles impairment	—	(155,589)	155,589	—	155,589	—	15,173		140,416	2.42
Restructuring	797	(642)	1,439	—	1,439	—	345		1,094	0.02
Tax valuation allowance	—	—	—	—	—	—	(4,951)		4,951	0.09
As adjusted	$85,431	$74,330	$11,101	$—	$11,101	$(6,980)	$(2,289)	(55.5)%	$6,410	$0.11

March 31, 2019	Gross Profit	Operating Expenses	Operating Profit	Other Expense	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$99,357	$135,740	$(36,383)	$—	$(36,383)	$(10,851)	$1,401	(3.0)%	$(48,635)	$(0.84)
Contingent Consideration	—	(843)	843	—	843	—	202		641	0.01
Transaction costs	—	(14)	14	—	14	—	(214)		228	—
Debt issuance costs	—	—	—	—	—	(385)	(92)		(293)	(0.01)
Goodwill and intangibles impairment	—	—	—	—	—	—	(4,605)		4,605	0.08
Impairment of held-for-sale assets	—	(36,384)	36,384	—	36,384	—	—		36,384	0.63
Transformation	3,624	(6,194)	9,818	—	9,818	—	2,356		7,462	0.13
As adjusted	$102,981	$92,305	$10,676	$—	$10,676	$(11,236)	$(952)	170.0%	$392	$0.01

Total Vista Outdoor for the Year Ended
March 31, 2020	Gross Profit	Operating Expenses	Operating Profit	Other Expense	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$358,766	$490,569	$(131,803)	$(433)	$(132,236)	$(38,791)	$(15,948)	9.3%	$(155,079)	$(2.68)
Contingent Consideration	—	(1,685)	1,685	—	1,685	—	404		1,281	0.02
Transaction costs	—	(644)	644	—	644	—	155		489	0.01
Debt issuance costs	—	—	—	—	—	4,228	1,015		3,213	0.06
Executive transition	—	(1,370)	1,370	—	1,370	—	329		1,041	0.02
Loss on divestiture (Firearms)	—	—	—	433	433	—	—		433	0.01
Goodwill and intangibles impairment	—	(155,589)	155,589	—	155,589	—	15,173		140,416	2.43
Impairment of held-for-sale assets	—	(9,429)	9,429	—	9,429	—	—		9,429	0.16
Restructuring and asset impairment costs	1,520	(7,690)	9,210	—	9,210	—	2,211		6,999	0.12
Tax valuation allowance	—	—	—	—	—	—	(5,835)		5,835	0.10
As adjusted	$360,286	$314,162	$46,124	$—	$46,124	$(34,563)	$(2,496)	(21.6)%	$14,057	$0.24

March 31, 2019	Gross Profit	Operating Expenses	Operating Profit	Other Expense	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$415,688	$1,025,973	$(610,285)	$(6,796)	$(617,081)	$(57,191)	$(25,829)	3.9%	$(648,443)	$(11.27)
Contingent consideration	—	(3,371)	3,371	—	3,371	—	809		2,562	0.04
Transaction costs	—	(9,824)	9,824	—	9,824	—	2,141		7,683	0.13
Debt issuance costs	—	—	—	—	—	5,879	1,411		4,468	0.08
Goodwill and intangibles impairment	—	(536,627)	536,627	—	536,627	—	13,197		523,430	9.10
Loss on Eyewear sale	—	—	—	4,925	4,925	—	(1,379)		6,304	0.11
Impairment of held-for-sale assets	—	(84,555)	84,555	—	84,555	—	—		84,555	1.47
Transformation	15,909	(20,771)	36,680	1,871	38,551	—	8,803		29,748	0.52
Tax reform	—	—	—	—	—	—	2,189		(2,189)	(0.04)
As adjusted	$431,597	$370,825	$60,772	$—	$60,772	$(51,312)	$1,342	14.2%	$8,118	$0.14

*NOTE: Adjustments to "as reported" results are items that are excluded from reported GAAP results to arrive at the "as adjusted" results for the quarters and years ended March 31, 2020 and 2019. EPS amounts may not foot due to rounding.

Fiscal Year 2020 Adjustments

During the quarter and year ended March 31, 2020, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the Company believes these costs are not indicative of operations of the Company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2020, we recognized executive transition costs related to the appointment of a new Senior Vice President and Chief Financial Officer.

During the quarter and year ended March 31, 2020, we recognized a $156 million impairment of goodwill and identifiable intangible assets. On January 1, 2020 we performed our annual impairment testing. The trading price of our common stock on the annual testing date resulted in a large difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet, implying that investors’ may believe that the fair value of our reporting units is lower than their book value. Our estimates of the fair values of the reporting units was significantly influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums and company specific risk premiums. Our fair value estimates were also negatively impacted by the performance of our reporting units compared to comparable companies, which required that we apply lower valuation multiples in estimating the fair value of these reporting units using the market-based approach. In addition, as a result of tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2021 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter.

During the quarter and year ended March 31, 2020, we recorded a tax valuation allowance of $5.0 million and $5.8 million, respectively. Due to the previous and current year impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $5.8 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the Company.

During the quarter and year ended March 31, 2020 we incurred restructuring and asset impairment costs related to impairment on rent receivables and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones, which was paid in full during the year. Given this balance was related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, in connection with the repayment of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, we completed the sale of our Firearms business for total a purchase price of $170 million. As a result, we recorded a pretax loss of $0.4 million which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the Company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the year ended March 31, 2020, we recognized a loss of $9 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the Company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

Fiscal Year 2019 Adjustments
During the quarter and year ended March 31, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the Company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2019, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believe these costs are not indicative of operations of the Company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2019, we recognized amounts related to debt issuance costs in connection with the refinancing our Amended and Restated Credit Agreement dated April 1, 2016. Given the infrequent and unique nature of the debt issuance write-off costs, the Company believes these costs are not indicative of operations of the Company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2019, we recognized a $537 million total impairment of goodwill and identifiable intangible assets. The trading price of our common stock declined significantly in the third quarter, increasing the difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet and implying that investors’ may believe that the fair value of our reporting units is lower than their book value. In addition, as a result of a weaker than expected 2018 holiday shopping season and increasing uncertainty from the impact of retail bankruptcies, tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2020 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter. As a result of these factors, we determined that a triggering event had occurred during the quarter with respect to our Hunting and Shooting

Accessories, Outdoor Recreation, and Action Sports reporting units, which required that we assess the fair value of these reporting units using the income-based and market-based approaches Additionally, during the third quarter of fiscal year 2019, we made a decision to sell the legal entities comprising our firearms business, which is part of our Shooting Sports segment and comprises our firearms reporting unit which required that we assess the fair value of this reporting unit using the income-based and market-based approaches. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the Company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $408 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 24 percent for tax purposes, and the remaining intangible asset impairment of $129 million was deductible at a rate of approximately 24 percent. The third quarter impairment caused the Company to be in a three-year cumulative loss position, which resulted in a valuation allowance on deferred tax assets to be recorded. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $33 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the Company.

During the year ended March 31, 2019, the Company completed the sale of its Bollé, Serengeti, and Cébé brands (the "Eyewear Brands"). The selling price was $158 million, subject to customary working capital adjustments. As a result, the Company recorded a pretax loss of approximately $5 million, which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the Company believes these costs are not indicative of ongoing operations. The tax amount is based upon the estimated taxes due on the transaction.

During the quarter and year ended March 31, 2019, Vista Outdoor recognized a loss of $36 million and $40 million, respectively, related to the impairment of the firearms held-for-sale assets. During the year ended March 31, 2019, the Company recognized a loss of $45 million related to the impairment of the eyewear brand held-for-sale assets. Given the infrequent and unique nature of the firearms and eyewear brand business divestitures, the Company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter and year ended March 31, 2019, Vista Outdoor incurred business transformation costs related to the sublease of the former corporate headquarters, operational realignments, and the implementation of a new ERP system. We also incurred costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Given the infrequent and unique nature of these business transformation costs, the Company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2019, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation, which has been enacted in the United States and France in the prior year. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the Company.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: contingent consideration, transaction costs paid to date, debt issuance costs, loss on Eyewear sale, business transformation costs paid to date, and restructuring costs paid to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Year ended March 31, 2020	Year ended March 31, 2019
Cash provided by operating activities	$76,745	$97,475
Capital expenditures	(23,768)	(42,242)
Contingent consideration	3,371	3,371
Transaction costs	886	7,466
Debt issuance costs	(1,015)	(1,411)
Loss on Eyewear sale	—	1,379
Transformation costs	—	13,339
Restructure	2,839	—
Free cash flow	$59,058	$79,377

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The Company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions;  general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Sales, net	$426,311	$515,336	$1,755,871	$2,058,528
Cost of sales	341,677	415,979	1,397,105	1,642,840
Gross profit	84,634	99,357	358,766	415,688
Operating expenses:
Research and development	5,248	7,061	22,998	27,742
Selling, general, and administrative	71,256	92,295	302,554	377,049
Impairment of Goodwill and intangibles	155,588	—	155,588	456,023
Impairment of held-for-sale goodwill	—	—	—	80,604
Impairment of held-for-sale assets	—	36,384	9,429	84,555
Income (loss) before interest, income taxes, and other	(147,458)	(36,383)	(131,803)	(610,285)
Other expense	—	—	(433)	(6,796)
Income (loss) before interest and income taxes	(147,458)	(36,383)	(132,236)	(617,081)
Interest expense, net	(6,980)	(10,851)	(38,791)	(57,191)
Earnings (loss) before income taxes	(154,438)	(47,234)	(171,027)	(674,272)
Income tax provision (benefit)	(13,224)	1,401	(15,948)	(25,829)
Net income (loss)	$(141,214)	$(48,635)	$(155,079)	$(648,443)
Earnings (loss) per common share:
Basic and diluted	$(2.44)	$(0.84)	$(2.68)	$(11.27)
Weighted-average number of common shares outstanding:
Basic and diluted	57,944	57,604	57,846	57,544

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$31,375	$21,935
Net receivables	313,517	344,249
Net inventories	331,293	344,491
Income tax receivable	7,626	—
Assets held for sale	—	207,607
Other current assets	25,200	21,180
Total current assets	709,011	939,462
Net property, plant, and equipment	184,733	215,592
Operating lease assets	69,024	—
Goodwill	83,167	204,496
Net intangible assets	306,100	360,520
Deferred charges and other non-current assets	39,254	17,953
Total assets	$1,391,289	$1,738,023
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$19,335
Accounts payable	89,996	99,283
Accrued compensation	38,806	36,456
Accrued income taxes	—	436
Federal excise, use, and other taxes	19,702	18,482
Liabilities held for sale	—	46,030
Other current liabilities	98,197	97,175
Total current liabilities	246,701	317,197
Long-term debt	511,806	684,670
Deferred income tax liabilities	12,810	17,757
Long-term operating lease liabilities	73,738	—
Accrued pension and postemployment benefits	60,225	46,083
Other long-term liabilities	43,504	63,276
Total liabilities	948,784	1,128,983
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—58,038,822 shares as of March 31, 2020 and 57,710,934 shares as of March 31, 2019	581	577
Additional paid-in-capital	1,744,096	1,752,419
Accumulated deficit	(960,049)	(804,969)
Accumulated other comprehensive loss	(100,994)	(82,967)
Common stock in treasury, at cost—5,925,617 shares held as of March 31, 2020 and 6,253,505 shares held as of March 31, 2019	(241,129)	(256,020)
Total stockholders' equity	442,505	609,040
Total liabilities and equity	$1,391,289	$1,738,023

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2020	2019
Operating Activities
Net income (loss)	$(155,079)	$(648,443)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	47,863	53,129
Amortization of intangible assets	19,995	24,374
Amortization of deferred financing costs	6,087	10,573
Impairment of held-for-sale assets	9,429	84,555
Impairment of held-for-sale goodwill	—	80,604
Impairment of goodwill and intangibles	155,588	456,023
Deferred income taxes	(4,521)	(22,718)
(Gain) loss on disposal of property, plant, and equipment	(1,117)	14,081
Loss on divestiture	433	4,925
Share-based compensation	6,810	6,599
Changes in assets and liabilities:
Net receivables	44,256	30,998
Net inventories	(7,675)	(7,102)
Accounts payable	(12,543)	540
Accrued compensation	1,481	2,563
Accrued income taxes	(12,053)	4,907
Federal excise, use, and other taxes	(1,227)	407
Pension and other postretirement benefits	(4,542)	(2,657)
Other assets and liabilities	(16,440)	4,117
Cash provided by operating activities	76,745	97,475
Investing Activities
Capital expenditures	(23,768)	(42,242)
Proceeds from the sale of our Firearms and Eyewear businesses	156,567	154,595
Proceeds from the disposition of property, plant, and equipment	277	365
Cash provided by (used) for investing activities	133,076	112,718
Financing Activities
Borrowings on lines of credit	410,634	545,000
Payments made on lines of credit	(463,382)	(325,000)
Proceeds from issuance of long-term debt	—	149,343
Payments made on long-term debt	(144,509)	(580,834)
Settlement from former parent	—	13,047
Payments made for debt issue costs and prepayment premiums	(1,033)	(10,376)
Deferred payments for acquisitions	(1,348)	(1,348)
Proceeds from employee stock compensation and stock purchase plans	315	376
Shares withheld for payroll taxes	(735)	(1,318)
Cash used for financing activities	(200,058)	(211,110)
Effect of foreign currency exchange rate fluctuations on cash	(323)	(18)
Decrease in cash and cash equivalents	9,440	(935)
Cash and cash equivalents at beginning of year	21,935	22,870
Cash and cash equivalents at end of year	$31,375	$21,935